QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

PURCHASE AGREEMENT

October 25, 2002

To Stephen A. Wynn:

        Wynn Resorts, Limited, a Nevada corporation (the "Company"), proposes to issue and sell to you (the "Purchaser") five million five hundred seventy six thousand nine hundred twenty three (5,576,923) shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). Terms not otherwise defined herein shall have the same meanings set forth in the Underwriting Agreement, dated as of October 25, 2002, by and among the Company and Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Banc of America Securities LLC, as Representatives of the Several Underwriters set forth in Schedule I thereto (the "Underwriters"), as such Underwriting Agreement may be amended from time to time (the "Underwriting Agreement"). The Common Stock to be purchased by the Purchaser hereunder will be purchased pursuant to an offering by the Company under the Registration Statement.

        1.    Purchase, Sale and Delivery of the Common Stock.    On the basis of the representations, warranties, covenants and agreements herein contained, and subject to the terms and conditions herein set forth, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company five million five hundred seventy six thousand nine hundred twenty three (5,576,923) shares of the Common Stock (the "Purchased Shares") at a purchase price of $13 per share (the "Per Share Price").

        Delivery of the payment of the purchase price for the Purchased Shares shall be made at the place determined in accordance with Section 2 of the Underwriting Agreement. Such delivery and payment shall be made at the Closing Date as set forth in such Section 2. Delivery of the Purchased Shares shall be made to the Purchaser against payment by the Purchaser of the purchase price for the Purchased Shares to the order of the Company by certified or official bank check payable in New York Clearing House funds or by wire transfer of immediately available funds to an account designated by the Company.

        2.    Conditions to the Purchaser's Obligations.    The obligations of the Purchaser to purchase and pay for the Purchased Shares shall be subject only to the condition that the Closing under the Underwriting Agreement shall have occurred concurrently with the closing under this Agreement.

        3.    Effective Date of Agreement; Termination.    This Agreement shall become effective upon the effectiveness of the Underwriting Agreement, and shall terminate solely upon the termination of the Underwriting Agreement.

        4.    Consent and Waiver.    Reference is hereby made to: (i) that certain Purchase Agreement, dated concurrently herewith, between the Company and Aruze USA, Inc., pursuant to which, subject to certain conditions, Aruze USA, Inc. or its assignee is to purchase five million five hundred seventy six thousand nine hundred twenty three (5,576,923) shares of Common Stock at the Per Share Price; (ii) that certain Purchase Agreement, dated concurrently herewith, among the Company, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Small Cap Fund Series, pursuant to which, subject to certain conditions, Baron Asset Fund, on behalf of the Baron Growth Fund Series and on behalf of the Baron Small Cap Fund Series, is to purchase seven hundred thousand (700,000) shares of Common Stock at the Per Share Price and three hundred thousand (300,000) shares of Common Stock at the Per Share Price, respectively; and (iii) that certain Purchase Agreement, dated concurrently herewith, between the Company and Zenith Insurance Company, a California corporation, pursuant to which, subject to certain conditions, Zenith Insurance Company is to purchase one million (1,000,000) shares of Common Stock at the Per Share Price (collectively, the "Other Stock Purchase Transactions"). The Purchaser hereby consents to the Other Stock Purchase Transactions and waives any pre-emptive or other rights to purchase the equity interests contemplated to be issued in the Other Stock Purchase Transactions.

        5.    Amendment.    This Agreement may be amended only with the written consent of the Company, the Purchaser and each of the Underwriters.

        6.    Parties.    Except as set forth in this Section, this Agreement shall inure solely to the benefit of, and shall be binding upon, the Company and the Purchaser and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision therein contained. The Purchaser shall have the right to assign the Purchaser's right to purchase shares of Common Stock under this Agreement to the extent necessary in order for the Purchaser and the Company not to be required to make filings, if required, with the Federal Trade Commission and the Department of Justice of notification forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the purchase of shares of Common Stock purchased hereunder. Notwithstanding anything to the contrary in the foregoing, it is expressly agreed that: (i) the Underwriters are intended to be third party beneficiaries of this Agreement, except for Section 4 hereof, and the Underwriters shall, except to that extent, be entitled to bring an action for damages or for specific enforcement of this Agreement in the event of any breach of this Agreement by either the Company or the Purchaser; and (ii) the parties to the Other Stock Purchase Transactions are intended to be third party beneficiaries of Section 4 of this Agreement.

        7.    Construction.    This Agreement shall be construed in accordance with the internal laws of the State of Nevada.

        8.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

        If the foregoing correctly sets forth the understanding between you and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,
WYNN RESORTS, LIMITED, a Nevada corporation
	By:	/s/ RONALD KRAMER Name: Ronald Kramer Title: President
Accepted as of the date first above written:
/s/ STEPHEN A. WYNN STEPHEN A. WYNN

QuickLinks

PURCHASE AGREEMENT